Exhibit 99.1

For immediate release

Endeavour Announces 2012 First Quarter

Financial and Operational Results

Houston, May 2, 2012 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported first quarter 2012 net loss, as adjusted of $15.4 million compared to $12.9 million for the same quarter of 2011. On a GAAP basis, net loss for the first quarter of 2012 was $35.3 million as compared to net loss of $7.5 million for the same quarter in 2011. Volumes for the first quarter 2012 averaged approximately 4,200 barrels of oil equivalent per day (“boepd”).

Business highlights include:

•	North Sea:

•	At Bacchus, production at the first well commenced with an initial flow rate of approximately 6,000 gross barrels of oil per day (“bopd”)

•	The semisubmersible rig, the Diamond Ocean Nomad, is scheduled to arrive in May to begin drilling the first of two planned Rochelle development wells

•	North Sea Acquisition:

•

Discussions continue between ConocoPhillips and the Alba partners, along with Endeavour, concerning the closing requirements for the Alba Field transaction. Endeavour believes progress is being made and is hopeful a resolution will be forthcoming soon

•	U.S. Onshore:

•	One gross Haynesville well was brought on production during the quarter

•	U.S. net production averaged 18.5 million cubic feet of gas equivalent per day (MMCFe/D) for the first quarter

•	Finance:

•	Completed the sale of $500 million of Senior Notes due 2018 to fund the North Sea acquisition and retire the Senior Term Loan

•

On April 12, 2012, the Company entered into a new $100 million revolving credit agreement and borrowed $40 million under the facility to supplement operating funds primarily in replacement of the $32 million escrowed in March to secure a previously existing letter of credit

“We are focused on three priorities this year,” said William L. Transier, chairman, chief executive officer and president. “Those priorities are the completion of the development projects at Bacchus and Rochelle, as well as the finalization of the North Sea acquisition. We have already completed the high-yield debt offering to fund the acquisition and repay our first lien debt. In the near-term, there is nothing more important than completing these priorities that we, as a management team, can do to impact shareholder value.”

Operational Update

United Kingdom

At the Bacchus field in Block 22/06a in the Central North Sea, drilling at the first of three planned development wells is complete. The first well is on production with initial flow rates, for the first five days, of approximately 6,000 gross bopd. Drilling of the second well began on April 20, 2012 and is expected to be on production early in the third quarter. The top-hole sections of all three wells were drilled to approximately 1,000 feet in 2011.

At Rochelle the contracted drilling rig, the Diamond Ocean Nomad, is scheduled to arrive in May to drill the first of two planned development wells. Modifications to the Scott Platform, the off-take solution for the Rochelle development, are continuing as planned. The pipeline fabrication is completed and installation on the seabed floor is scheduled to commence in the third quarter. The Rochelle development continues on schedule for first production in the fourth quarter of 2012. Endeavour is operator and holds a 44% ownership interest in the Rochelle development which is comprised of Blocks 15/26b, 15/26c and 15/27.

North Sea Acquisition

The Company is working to close the North Sea acquisition. Completion of the Alba field transfer has been delayed due to the efforts of certain of the co-venturers who seek an agreement on the handling of future decommissioning costs, which was neither under discussion by the co-venturers at the execution of the purchase and sale agreement, nor is it required as a condition of closing. As a current owner in Alba field, Endeavour believes it is the best interest of all parties to deal with future decommissioning plans and associated costs prudently in time, but proceed to closing the Alba transaction immediately. ConocoPhillips and Endeavour have proposed a solution to the Alba co-venturers who are considering the proposal. At this time, the resolution of this process is not clear. We believe the failure to close under these circumstances would be detrimental to the U.K. North Sea oil and gas business generally, the Alba co-venturers and the Company.

If the Alba co-venturers do not reach a consensus and the transaction does not close or other alternatives arranged, the Company would be required to redeem the 2018 Notes, including penalties and interest, which is more than the net proceeds from the offering now in escrow. In addition, the Company would be required to repay the $40 million of outstanding borrowings under its new revolving credit facility. There can be no assurance that the Company will have the necessary cash or will be able to obtain the necessary financing to fund these repayments.

United States Onshore

During the first quarter, the Company brought one Haynesville well on production and drilled a second well. The completion of the second well was deferred and there is currently no drilling activity going on in the U.S. Net daily production averaged 18.5 MMCFe/D for the first quarter.

In the Heath Shale tight oil play, the Company and its partners are finishing the core and log data analysis from four vertical pilot wells. Endeavour will target horizontal re-entry zones in the pilot wells to be tested later this year.

Finance

On February 23, 2012, Endeavour closed the private placement of $500 million aggregate principal amount of the 2018 Notes, priced at 96% of par. The Company intends to use the net proceeds from the 2018 Notes to fund the North Sea acquisition, to repay all amounts outstanding under the Senior Term Loan due 2013 and for general corporate purposes. Prior to the closing of the acquisition in the North Sea, the net proceeds of the offering are held in an escrow account and reflected as restricted cash on the balance sheet.

On April 12, 2012, the Company entered into a $100 million revolving credit agreement and borrowed $40 million under the facility to supplement operating funds primarily in replacement of the $32 million of funds required by a bank to be escrowed to cash collateralize an existing letter of credit. The Company is actively engaged in replacing this letter of credit with another bank. The remainder of the revolving credit facility is available on the closing of the Alba field acquisition.

Earnings Conference Call, Wednesday, May 2, 2012 at 9:00 a.m., Central Daylight Time, 3:00 p.m. British Summer Time

Endeavour International will host a conference call and web cast to discuss its 2012 first quarter financial and operating results on Wednesday, May 2, 2012 at 9 a.m. Central Daylight Time, 3 p.m. British Summer Time. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 4222627. The toll-free numbers are 888-228-5293 in the United States and 0-808-101-1402 in the United Kingdom. Other international callers should dial 913-312-1301(tolls apply). To listen only to the live audio web cast access Endeavour’s home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Daylight Time on May 2, 2012 through 12:00 p.m. on May 9, 2012 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 4222627.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Additional information for investors:

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour – Investor Relations

Mike Kirksey 713.307.8788

Darcey Matthews 713.307.8711

Pelham Public Relations – UK Media

Philip Dennis +44 (0)207 861 3919

Henry Lerwill +44(0)207 861 3169

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	March 31,	December 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$18,186	$106,036
Restricted cash	493,434	—
Accounts receivable	13,594	8,649
Prepaid expenses and other current assets	25,335	18,840

Total Current Assets	550,549	133,525

Property and Equipment, Net	593,973	549,196
Goodwill	211,886	211,886
Other Assets	48,347	30,384

Total Assets	$1,404,755	$924,991

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$102,970	$62,275
Current maturities of debt	14,850	12,350
Accrued expenses and other	14,147	20,549

Total Current Liabilities	131,967	95,174

Long-Term Debt:
2018 Notes, net of debt discount	480,000	—
Other long-term debt	456,090	455,028

Total long-term debt	936,090	455,028
Deferred Taxes	106,745	115,759
Other Liabilities	66,235	61,248

Total Liabilities	1,241,037	727,209

Commitments and Contingencies

Series C Convertible Preferred Stock	43,703	43,703

Stockholders’ Equity	120,015	154,079

Total Liabilities and Stockholders’ Equity	$1,404,755	$924,991

Endeavour International Corporation

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Revenues	$15,166	$14,104

Cost of Operations:
Operating expenses	4,898	5,041
Depreciation, depletion and amortization	7,906	6,323
Impairment of oil and gas properties	15,740	—
General and administrative	5,323	4,713

Total Expenses	33,867	16,077

Loss From Operations	(18,701)	(1,973)

Other Income (Expense):
Derivatives:
Unrealized gains (losses)	(4,779)	4,464
Interest expense
Interest expense related to the 2018 Notes	(6,653)	—
Other interest expense	(13,054)	(12,523)

Total interest expense	(19,707)	(12,523)
Interest income and other	(2,668)	(139)

Total Other Expense	(27,154)	(8,198)

Loss Before Income Taxes	(45,855)	(10,171)

Income Tax Benefit	(10,593)	(2,714)

Net Loss	(35,262)	(7,457)
Preferred Stock Dividends	456	545

Net Loss to Common Stockholders	$(35,718)	$(8,002)

Net Loss per Common Share:
Basic and Diluted	$(0.94)	$(0.30)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	37,854	26,750

Endeavour International Corporation

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Three Months Ended March 31,
	2012	2011
Cash Flows from Operating Activities:
Net loss	$(35,262)	$(7,457)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	7,906	6,323
Impairment of oil and gas properties	15,740	—
Deferred tax benefit	(9,014)	(2,182)
Unrealized (gains) losses on derivatives	4,779	(4,464)
Amortization of non-cash compensation	1,559	875
Amortization of loan costs and discount	3,669	3,916
Non-cash interest expense	3,528	3,031
Other	1,892	2,602
Changes in operating assets and liabilities	(15,950)	(18,066)

Net Cash Used in Operating Activities	(21,153)	(15,422)

Cash Flows From Investing Activities:
Capital expenditures	(23,242)	(20,148)
Acquisitions	(8,017)	(20,964)
Increase in restricted cash	(493,434)	(1,295)

Net Cash Used in Investing Activities	(524,693)	(42,407)

Cash Flows From Financing Activities:
Repayments of borrowings	(588)	(5,400)
Borrowings under debt agreements, net of debt discount	480,000	—
Financing costs related to the 2018 Notes	(21,005)	—
Other financing costs paid	—	(583)
Proceeds from issuance of common stock	—	116,822
Dividends paid	(416)	(506)
Other financing	5	375

Net Cash Provided by Financing Activities	457,996	110,708

Net Increase (Decrease) in Cash and Cash Equivalents	(87,850)	52,879
Cash and Cash Equivalents, Beginning of Period	106,036	99,267

Cash and Cash Equivalents, End of Period	$18,186	$152,146

Endeavour International Corporation

Operating Statistics

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	96	100
United States	1	2

Total	97	102

Gas sales (MMcf):
United Kingdom	21	44
United States	1,677	965

Total	1,698	1,009

Oil equivalent sales (MBOE)
United Kingdom	100	108
United States	280	162

Total	380	270

Total BOE per day	4,174	3,001

Physical production volume (BOE per day) (1)
United Kingdom	893	1,307
United States	3,081	1,885

Total	3,974	3,192

Realized Price, before and after derivatives
Oil and condensate price ($ per Bbl)	$116.99	$98.79

Gas price ($ per Mcf)	$2.25	$4.00

Equivalent oil price ($ per BOE)	$39.92	$52.22

(1)	We record oil revenues using the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. Physical production may differ from sales volumes based on the timing of tanker liftings for our international sales. We use the entitlements method to account for sales of gas production.

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Three Months Ended March 31,
(amounts in thousands)	2012	2011
Net loss	$(35,262)	$(7,457)
Impairment of oil and gas properties (net of tax) (1)	15,740	—
Unrealized (gain) loss on derivatives (net of tax) (2)	4,148	(5,469)

Net Loss as Adjusted	$(15,374)	$(12,926)

Net loss	$(35,262)	$(7,457)
Unrealized (gain) loss on derivatives	4,779	(4,464)
Net interest expense	19,651	12,418
Depreciation, depletion and amortization	7,906	6,323
Impairment of oil and gas properties	15,740	—
Income tax benefit	(10,593)	(2,714)

Adjusted EBITDA	$2,221	$4,106